EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES NOVEMBER CASH DISTRIBUTION

Fort Worth, Texas, November 17, 2017 – Southwest Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.092912 per unit, payable on December 14, 2017, to unitholders of record on November 30, 2017. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	19,000	103,000	$42.22	$3.99

Prior Month Distribution	23,000	128,000	$43.33	$3.98

Excess Costs

XTO Energy has advised the Trustee that increased operating expenses in the current month distribution caused costs to exceed revenues by $95,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution totaled $2.2 million, including accrued interest of $143,000.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Lee Ann Anderson Senior Vice President Southwest Bank, Trustee Toll Free – 855-588-7839